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Exhibit 3

COMPOSITE CERTIFICATE OF INCORPORATION
OF
MEDICSIGHT, INC.

Under Section 102 of the General Corporation Law of the State of Delaware

        FIRST:    The name of the corporation is MEDICSIGHT, INC.

        SECOND:    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:

        A.    The Corporation shall have authority to issue a total of One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share.

        B.    Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each three (3) issued and outstanding shares of Common Stock, par value $.001 per share, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, any holder of less than one share of Common Stock after giving effect to the Reverse Stock Split shall be entitled to receive cash for such holder's fractional share based upon the closing sales price per share of the Corporation's Common Stock as reported on The Nasdaq OTC Bulletin Board as of the last trading date immediately prior to the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware; provided, however, that if no sale takes place on such date, the payment for the fractional shares shall be determined on the basis of the closing sales price per share on the next preceding day on which such sale took place.

        FIFTH:    The name and mailing address of the sole incorporator are: Dawn Sprauve, Salans Hertzfeld Heilbronn Christy & Viener, 620 Fifth Avenue, New York, New York 10020.

        SIXTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-Laws of the Corporation.

        SEVENTH:    Election of directors of the Corporation need not be by ballot unless the By-Laws so require.

        EIGHTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        NINTH:    To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, having the effect of amending or repealing any of the provisions of this ARTICLE NINTH shall apply to, or have any effect on the liability or alleged liability of, any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.

        TENTH:    The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

        ELEVENTH:    The Corporation shall not be subject to the provisions of Section 203 of Title 8 of the Delaware Code regarding business combinations with interested stockholders.

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  Exhibit 3
COMPOSITE CERTIFICATE OF INCORPORATION OF MEDICSIGHT, INC.